Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount International signs agreement to sell assets of Dixon Industries to Husqvarna

(Coffeyville, KS, June 30, 2006) Blount International, Inc. [NYSE: BLT] announced today that it has signed a definitive agreement to sell certain assets of its Dixon Industries, Inc. subsidiary to Husqvarna. The sale is expected to be completed by the end of July.

Following completion of the transaction, Husqvarna will produce and distribute Dixon ZTR® branded mowers and related accessories at Husqvarna’s Beatrice, Nebraska facility.

Dixon Industries, Inc. is a leading manufacturer of zero-turn riding lawnmowers. Dixon pioneered the development of the ZTR® (zero turning radius) brand and offers a full line of lawnmowers and accessories for both homeowner and commercial applications. Dixon sells its products through distribution channels comprised of full-service dealers in the U.S. and power equipment distributors internationally. The company’s Dixon ZTR® line of riding mowers has been serving its market for more than 30 years.

Blount International’s Chairman and CEO Jim Osterman said “We expect the customers of Dixon products will benefit significantly from this proposed transaction. The sale of Dixon is consistent with Blount’s long-term strategy of focusing on growth opportunities within our Outdoor Products and Industrial and Power Equipment business segments. Proceeds from the transaction are expected to be used to reduce long term debt.”

Husqvarna is the world’s largest producer of chainsaws, lawn mowers and other portable petrol-powered garden equipment, such as trimmers and blowers. The group is also a world leader in diamond tools and cutting equipment for the construction and stone industries. Net sales in 2005 were SEK28.8 billion and the average number of employees was 11,700.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Industrial and Power Equipment and Lawnmower. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward-looking statements in this release, including without limitation Blount International’s “expectations,” “beliefs” and their variants, as defined by the Private Securities Litigation Reform Law of 1995, involve certain risks and uncertainties, including those set forth in Item 1A, “Risk Factors,” of Blount International’s Annual Report on Form 10-K for the year ended December 31, 2005. These risks and uncertainties may cause actual results subsequent to the date of this announcement to differ materially from those projected in forward-looking statements. Forward-looking statements in this press release include without limitation Blount International’s expectations regarding the closing of the sale of Dixon’s assets and the benefit of the sale to Dixon’s customers.